Exhibit 10.1

December 18, 2017

Hemi Zucker

At the Address on File with the Company

Dear Hemi:

The letter agreement confirms your resignation as Chief Executive Officer of j2 Global, Inc. (the “Company”) and appointment as an advisor to the Company, effective January 1, 2018 (the “Effective Date”). This letter agreement also serves to set forth certain terms of your employment and compensation as an advisor to the Company during 2018.

1.	Position and Term of Employment. As of the Effective Date, your role as the Company’s Chief Executive Officer will cease. From the Effective Date through December 31, 2018 (the “Term”), you will be employed by the Company as an advisor to the Company and during the Term you will report directly to the Chief Executive Officer, and you will have the duties and responsibilities as reasonably determined by the Board. The Company anticipates, and you agree, that you will devote to the Company’s affairs a sufficiently substantial portion of your time and attention as may be reasonably necessary to accomplish the objectives of your role for the Company as mutually agreed between yourself and the Company from time to time. Notwithstanding anything in this letter agreement to the contrary, as an advisor to the Company, you will be an at-will employee of the Company, and subject to Section 2(e) below, you or the Company may terminate your role as an advisor of the Company for any reason or no reason at any time.

2.	Compensation and Benefits. During the Term, you will be entitled to the following compensation and benefits:

a.	Base Salary. You will receive a base salary at the annual rate of $500,000. Your base salary will be payable in installments in accordance with the regular payroll practices of the Company.

b.

Benefits/Indemnification/D&O. You will be eligible to participate in the benefit plans and arrangements generally made available to senior executives of the Company (other than the Company’s non-equity incentive and stock-based compensation programs and other than the Company’s vacation policy) to the extent you meet the eligibility requirements of such plans and you do not waive your participation rights or coverage. Following the Effective Date, with respect to claims relating to your service as the Company’s Chief Executive Officer, you will remain covered under the Company’s director & officer liability insurance policies in accordance with the terms of such policies, and you will retain your indemnification rights under any Company indemnification agreement, the Company by-laws or other similar indemnification rights in accordance with the terms of such agreements, by-laws or rights. During the Term, you will continue to be eligible for coverage under Company-maintained director & officer liability insurance policies and for indemnification in accordance with any indemnification agreement, Company by-laws or other similar indemnification rights to the extent applicable to you in your new role with the Company.

c.	Annual Bonus. You will not be eligible for an annual bonus in respect of 2018. Your annual bonus in respect of 2017 will be determined by the Board and paid in the ordinary course in accordance with the Company’s senior management non-equity incentive programs.

d.	Equity Awards. You will not be eligible to receive an equity (or long term incentive) award in respect of 2018. Notwithstanding anything in your outstanding equity award agreements to the contrary, your outstanding equity awards will vest on December 29, 2017 as follows:

i)	All outstanding and unvested time-based equity awards will vest in full on December 29, 2017. With respect to your outstanding time-based stock option awards that vest in full in connection herewith, you will be able to exercise such vested options until March 31, 2019, and thereafter such options will expire and no longer be exercisable;

ii)	With respect to your outstanding performance-vesting restricted shares, the stock price condition in each of your outstanding award agreements immediately in excess of the stock price condition that was previously achieved shall be deemed satisfied and the tranche of performance-vesting restricted shares relating to such stock price condition will vest on December 29, 2017 (provided that if none of the stock price performance conditions were previously achieved, then the tranche of performance-vesting restricted shares that corresponds to the lowest stock price condition in such award agreement will vest on December 29, 2017); and

iii)	Any remaining tranches of your outstanding performance-vesting restricted shares that do not vest in accordance with (ii) above will remain eligible to vest (by satisfying the stock price conditions set forth in each of your award agreements) during the 36 month period following the end of your employment with the Company. Any tranches that are unvested at the end of such 36 month period will be forfeited for no consideration at such time.

e.	Severance. In the event that during the Term the Company terminates your employment with the Company without Cause (as defined in the Company’s 2015 Stock Option Plan) or you resign your employment with the Company within 90 days after the Company’s failure to cure a material breach of any provision of this letter agreement after you provide notice to the Company thereof, then subject to your execution and non-revocation of a release of claims in favor of the Company, substantially in the form attached as Exhibit A to this letter agreement (the “Release”), you will be entitled to the following:

i)	You will continue to be paid the base salary and be eligible to receive the benefits set forth in Sections 2(a) and 2(b) (without regard to the eligibility provisions of such benefit plans) through the remainder of the Term, provided that if the agreement to provide benefits continuation raises any compliance issues or impositions of penalties under the Patient Protection and Affordable Care Act or other applicable law, then the parties agree to modify this letter agreement so that it complies with the terms of such laws; and

ii)	You will be paid your annual bonus in respect of 2017 to the extent not paid as of the date of the termination of your role as an advisor to the Company.

The payments described in Section 2(e)(i) and 2(e)(ii) shall commence and/or be made as soon as practicable but in no event more than 30 days following the expiration of any revocation period applicable to your executed release of claims described in Section 2(e). Except as set forth in this letter agreement, you acknowledge and agree that you are not entitled to any severance or any other payments or benefits under any individual agreement with the Company (including, without limitation, the employment agreement between you and the Company dated as of March 21, 1997) or otherwise in connection with your employment as an advisor to the Company or your termination of employment with the Company for any reason prior to or at the end of the Term.

f.	Vacation. You shall be entitled to take as much vacation as you need during the Term. This arrangement is based on mutual trust between you and the Company. It provides you the opportunity to work or take time off as you see fit. The Company does establish a minimum time off level and requires that you take at least 20 days off each year. You will not accrue time-off so the Company will not compensate unused vacation time at the end of the Term.

3.	Release. In consideration for your continued employment with the Company and other good and valuable consideration, you will execute on the Effective Date the Release. All terms herein are expressly conditioned on you signing and not revoking such Release.

4.	Taxes. The Company may withhold from any amounts payable under this letter agreement all federal, state, city or other taxes as the Company is required to withhold pursuant to any applicable law, regulation or ruling. Notwithstanding any other provision of this letter agreement, the Company will not be obligated to guarantee any particular tax result for you with respect to any payment provided to you hereunder, and you will be responsible for any taxes imposed on you with respect to any such payment.

5.	Governing Law. This letter agreement will be governed by and construed in accordance with the laws of the State of California without reference to principles of conflict of laws.

6.	Complete Agreement. This letter agreement embodies the complete agreement and understanding between the parties with respect to the subject matter hereof and effective as of its date supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

7.

Successors and Assigns. This letter agreement will bind and inure to the benefit of and be enforceable by you, the Company and their respective heirs, executors, personal representatives, successors and assigns, except that, subject to the following sentence, neither party may assign any rights or delegate any obligations hereunder without the prior written consent of the other party. Notwithstanding the foregoing, in the event that there is a successor to the Company (whether direct or indirect and whether by merger, acquisition, consolidation or otherwise), the Company will assign the liabilities of the Company hereunder to such successor and you hereby consent to the assignment by the Company of all of its rights and obligations hereunder to any such successor to the Company.

* * *

If you agree with the foregoing, please sign and return this letter, which will become a binding agreement on our receipt.

Sincerely,

j2 Global, Inc.

By:	/s/ R. Scott Turicchi
Name: R. Scott Turicchi
Title: President and CFO

Accepted and Agreed:

/s/ Hemi Zucker
Hemi Zucker

Date: December 20, 2017

EXHIBIT A:

FORM OF GENERAL RELEASE

1. This General Release (“Agreement”) is entered into by and between Nehemia Zucker (hereafter referred to as “Employee”) and j2 Global, Inc. (hereafter referred to as “the Company”), effective upon the expiration of the revocation period set forth in paragraph 14 (the “Effective Date”). Employee has agreed to definitively resolve and settle any and all claims against the Company which can lawfully be waived, according to the following terms, and freely and voluntarily enters into this Agreement for that purpose.

2. GENERAL RELEASE AND WAIVER OF CLAIMS:

(a) General Release. In consideration of Employee’s continued employment with the Company and other good and valuable consideration as provided in the letter agreement between Employee and the Company, dated as of December 20, 2017 (the “Letter Agreement”), Employee, on behalf of Employee, Employee’s family members and Employee’s and their heirs and successors, assigns, affiliates, attorneys and agents, fully releases and forever discharges the Company and any of its affiliated entities, as well as their past and present officers, directors, management staff, employees, attorneys and agents, and the predecessors, successors and assigns of each of the foregoing (collectively, the “Company Releasees”) from any and all claims, demands, costs, contracts, lawsuits and liabilities of every kind, whether in law or in equity, known or unknown, suspected or unsuspected, which Employee ever had or now has against one or more of the Company Releasees of any type, nature and description. The foregoing release includes claims arising out of the execution of this Agreement or the negotiation of this Agreement, or any purported representations or omissions leading to this Agreement. However, nothing in this release extends to claims Employee may have for:

(1) breach of the Company’s obligations under this Agreement or the Letter Agreement;

(2) any right to file an administrative charge or complaint with, or testify, assist or participate in an investigation, hearing or proceeding conducted by, the Equal Employment Opportunity Commission, or other similar federal or state administrative agencies, or any right described in Section 4 hereof;

(3) unemployment, workers’ compensation, state disability and/or paid family leave insurance benefits pursuant to the terms of applicable state law;

(4) continuation of existing participation in Company-sponsored group health benefit plans, at Employee’s full expense, under COBRA and/or under an applicable state counterpart law;

(5) any rights to vested benefits, such as pension or retirement benefits and stock and/or vested option shares pursuant to the written terms and conditions of Employee’s existing stock option grants and agreements, existing as of January 1, 2018 and as modified by the Letter Agreement;

(6) indemnification rights that Employee has against any of the Company Releasees;

(7) any rights and claims under any Company D&O insurance policy or plan;

(8) violation of any federal, state or local statutory and/or public policy right or entitlement that, by applicable law, is not waivable; and

(9) any wrongful act or omission occurring after the date Employee signs this Agreement.

(b) Employee’s Release Includes Employment-Related and Non-Employment Related Claims. Employee’s general release and waiver set forth in paragraph 2(a) is intended to cover any and all claims which Employee may have against the Company Releasees, including but not limited to any employment-related claims such as claims for damages arising from unlawful discrimination, harassment and retaliation under federal, state and local laws, including Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974, the Civil Rights Act of 1991, the Equal Pay Act, the Fair Labor Standards Act, 42 U.S.C. §1981, the California Family Rights Act, the California Fair Employment and Housing Act, Cal Gov. Code §§ 12940, et seq., applicable provisions of the California Labor Code (including, but not limited to, wage and hour laws set forth therein), and any amendments to those statutes, the opinions of the U.S. Department of Labor and/or the California Division of Labor Standards; as well as any claims in tort or contract related to Employee’s employment relationship with the Company or the termination of that relationship, including wrongful discharge, emotional distress, defamation, misrepresentation, fraud, breach of contract, and violation of public policy; and for any acts or omissions of the Company Releasees. This release covers all potential employment-related claims and any other potential claims held by Employee against the Company Releasees which can lawfully be waived, other than claims related to those listed in Section 2(a)(1) through (8) hereof; it is not limited to those claims described in this Agreement.

(c) Knowing Waiver of Age Discrimination Claims. Employee agrees to the release of all known and unknown claims, including expressly the waiver of any rights or claims arising out of the Federal Age Discrimination in Employment Act, 29 U.S.C. §621, et seq. (“ADEA”), and in connection with such waiver of ADEA claims, and as provided by the Older Worker Benefit Protection Act, Employee understands that Employee has certain rights as provided in paragraphs 13, 14 and 15 hereof. Employee further understands that any rights or claims under the ADEA that may arise after the date Employee executes this Agreement are not waived.

(d) Release Includes Claims, Whether Known Or Unknown, Existing Prior to Signing of Agreement. The general release and waiver set forth above extends to all claims which existed before the execution of this Agreement and Employee expressly waives all rights under Section 1542 of the California Civil Code. That Section reads as follows:

“1542. A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

Employee understands that this means that if, after the Effective Date of this Agreement, Employee discovers facts that are different from, or facts in addition to, the facts that Employee now knows or believes to be true, Employee will not be able to pursue any claims for personal relief against any Company Releasees.

3. No Pending Claims. Employee specifically warrants and represents that Employee has no pending complaint against the Company or any of the Company Releasees in any state or federal court based on Employee’s employment relationship with the Company, or on any other events occurring prior to the execution of this Agreement.

4. Government Agency Claims Exception. Nothing in the general release and waiver set forth above, or elsewhere in this Agreement, limits Employee’s rights under applicable law to provide truthful information to, or prevents or prohibits Employee from filing a claim with or participate in an investigation conducted by, a government agency, such as the U.S. Equal Employment Opportunity Commission, that is responsible for enforcing a law on behalf of the government. Notwithstanding the foregoing, Employee agrees to waive Employee’s right to recover monetary damages or any other personal relief in connection with any charge, complaint or lawsuit filed by Employee or anyone else on Employee’s behalf (whether involving a governmental entity or not); provided that Employee is not agreeing to waive, and this Agreement shall not be read as requiring Employee to waive, any right Employee may have to receive an award for information provided to any governmental entity.

5. No Assignment. Employee warrants and represents that Employee has not assigned or transferred to any person not a party to this Agreement any released claim or portion thereof.

6. Confidentiality. The terms of this Agreement are confidential. The parties will disclose the terms of this Agreement to no one other than their attorneys, spouse (in the case of the Employee), tax advisor(s), or if required by law.

7. Non-disparagement. Employee acknowledges and agrees that Employee will not in any way disparage the Company, or its officers, directors, management, shareholders, employees, agents or staff which shall include, but not be limited to, writing disparaging articles or making disparaging statements to the Company’s customers, suppliers, employees or prospective employees. The Company acknowledges and agrees that its executive officers and directors will not in any way disparage the Employee, which shall include, but not be limited to, writing disparaging articles or making disparaging statements about the Employee.

8. Company Property and Proprietary Information. Employee acknowledges and agrees that, Employee is bound by the attached Proprietary Information and Invention Agreement dated March 21, 1997 (the “Proprietary Information and Invention Agreement”) and that, as a result of Employee’s employment with the Company, Employee has had access to the Company’s Proprietary Information (as defined in the Proprietary Information and Invention Agreement), that Employee will hold all Proprietary Information in strictest confidence and that Employee will not make use of such Proprietary Information on behalf of anyone, other than in connection with Employee’s job duties. In addition, Employee warrants and represents that Employee will return to the Company any and all documents, files, computers, computer diskettes, cell phones, pagers and other tangible things in Employee’s possession or under Employee’s control which were purchased by the Company, as well as any and all documents, files, computers, computer diskettes, cell phones, pagers and other tangible things in Employee’s possession or under Employee’s control containing Proprietary Information belonging to the Company or any of its affiliated entities, or its or their clients, within five (5) business days of the termination of Employee’s employment with the Company.

9. No Admission of Liability. Employee understands that the Company Releasees believe that they have acted properly, and not unlawfully in any respect; similarly, the Company understands that Employee believes that Employee has acted properly and not unlawfully in any respect. Nothing in this Agreement is intended to be nor will it be alleged to constitute evidence of or be an admission by Employee or by any Company Releasee of any liability, omission, or wrongdoing of any kind whatsoever, nor shall this Agreement be offered or received into evidence or otherwise filed or lodged in any proceeding against Employee or any Company Releasee, except as may be necessary to prove the terms of this Agreement or to enforce the same.

10. Acknowledgment. Employee acknowledges that Employee is entering into this Agreement, freely, knowingly and voluntarily, with a full understanding of its terms.

11. Arbitration of Claims. Except as specifically identified in this Section 11, any claimed violation of this Agreement must be submitted to binding arbitration by a single arbitrator in accordance with the American Arbitration Association (“AAA”) rules available on the AAA website (www.adr.org) or upon request from the Human Resources Department (“Rules”), or a reasonably equivalent agency if AAA is not available, with any such arbitration to be held in Los Angeles, California. The arbitrator is to be selected by the mutual agreement of Employee and the Company. The Company will be responsible for paying any arbitration filing fee as well as the fees of the arbitrator and administrative fees. All other expenses of the arbitration will be borne equally by the parties. Each party is entitled to seek injunctive relief in a judicial forum to prevent a material breach of the Agreement which could lead to immediate harm to that party.

Claims not specifically covered by this Section 11 are: (i) claims for workers’ compensation benefits; (ii) claims for unemployment compensation benefits; (iii) claims based upon any current (successor or future) stock option plans, employee pension and/or welfare benefit plans if those plans contain some form of a grievance, arbitration, or other procedure for the resolution of disputes under the plan; and (iv) claims which by law are not subject to mandatory binding pre-dispute arbitration pursuant to the Federal Arbitration Act, such as claims under the Dodd-Frank Wall Street Reform Act.

This Agreement is governed by the Federal Arbitration Act (“FAA”), to the fullest extent permitted by law. If for any reason the FAA is deemed inapplicable, only then will the Agreement be governed by the procedural requirements of the California Arbitration Act (“CAA”) Cal. Civ. Code § 1281 et seq. Should Employee or

the Company attempt to resolve any claim by any method other than arbitration pursuant to this Section (with the exception of provisional remedies under California Code of Civil Procedure §1281.8), the responding party will be entitled to recover from the initiating party all damages, expenses, including an interim award of attorney’s fees and court costs, incurred as a result of the breach.

12. Integration and Severability. This Agreement constitutes the entire Agreement between Employee and the Company with respect to the subject matter hereof. Except for the agreements and benefits noted in paragraph 2(a) and paragraph 8, this Agreement supersedes all prior or contemporaneous agreements, representations or understandings with respect to the subject matter hereof. In entering this Agreement, neither party has relied on any representations made by the other, except as expressly set forth herein in writing. This Agreement may not be changed orally and shall be construed under and governed by the laws of the State of California, without regard for its conflict of law provisions. If any part of this Agreement shall be determined to be illegal, invalid or unenforceable, the remaining parts of the Agreement will not be affected thereby and any such illegal, invalid or unenforceable part shall not be deemed to be a part of this Agreement.

13. Opportunity to Consult with Counsel. In executing this Agreement, Employee acknowledges that Employee has had the opportunity to consult with and be advised by an attorney, and that pursuant to the Age Discrimination in Employment Act of 1967 (“ADEA”), 29 U.S.C. §621 et seq., as amended by the Older Workers Benefit Protection Act, the Company hereby advises Employee to do so. Employee further acknowledges that Employee has executed this Agreement after independent investigation, and without fraud, duress or undue influence.

14. 21-Day Consideration Period. Employee acknowledges that Employee has been given up to twenty-one (21) days to consider whether to enter into this Agreement (but Employee need not use the entire 21-day period) and that Employee’s decision must be communicated to Patty Brunton, j2 Global, Inc., 6922 Hollywood Blvd., Hollywood, CA 90028, in writing, by the end of that period.

15. Seven-Day Revocation Period. Employee shall have up to seven (7) days from the date immediately following the date of Employee’s execution of this Agreement during which Employee may revoke Employee’s acceptance (the “Revocation Period”). Any such revocation must be delivered to and received by Patty Brunton, j2 Global, Inc., 6922 Hollywood Blvd., Hollywood, CA 90028, in writing, within the Revocation Period. Employee hereby is advised in writing that this Agreement shall not become effective or enforceable until the Revocation Period has expired.

16. Paragraph Headings Not Terms of Agreement. The paragraph headings in this Agreement are for purposes of convenience only and do not constitute binding terms or binding interpretation of the terms of the Agreement.

17. Execution in Counterparts. This Agreement may be signed in counterparts, each of which shall be deemed an original of one and the same agreement.

18. Section 409A. It is the intention of the parties that the provisions of this Agreement comply with the requirements of the “short-term deferral” exception of Internal Revenue Code Section 409A (“Section 409A”) and the Treasury Regulations thereunder. Accordingly, to the extent there is any ambiguity as to whether one or more provisions of this Agreement would otherwise contravene the applicable requirements or limitations of Section 409A applicable to the “short-term deferral” exception, then those provisions shall be interpreted and applied in a manner that does not result in a violation of the applicable requirements or limitations of Section 409A and the Treasury Regulations thereunder that apply to such exception. In no event may Employee, directly or indirectly, designate the calendar year of a payment.

21. Non-solicitation. Employee agrees and covenants that for a period of twelve (12) months following your termination of employment with the Company for any reason, Employee will not, on behalf of Employee or any other person or entity, solicit the services of any person who was employed by the Company on the date of Employee’s termination of employment or at any time during the six (6) month period prior to Employee’s termination of employment.

To indicate Employee’s agreement to the foregoing terms, Employee shall sign this Agreement and return it to Patty Brunton, Vice President, Human Resources, j2 Global® 6922 Hollywood Blvd. Suite 500, Los Angeles CA 90028 or via email at Patty.Brunton@j2.com not later than 21 days following January 1, 2018.

Date: , 2017
NEHEMIA ZUCKER
Date: January 1, 2018	J2 GLOBAL, INC.

By:
Name: Patricia Brunton
Title: Vice President, Human Resources

[Signature Page to General Release]